Exhibit 5.3

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI 53202-3590

Phone (414) 273-3500 Fax (414) 273-5198

August 19, 2004

Board of Directors

Appleton Papers Inc.

825 East Wisconsin Avenue

Appleton, Wisconsin 54912-0359

RE:	Offer to exchange any and all outstanding 8 1/8% Series A Senior Notes due 2011 and any and all outstanding 9 ¾% Series A Senior Subordinated Notes due 2014 for registered 8 1/8% Series B Senior Notes due 2011 and registered 9 ¾% Series B Senior Subordinated Notes due 2014, respectively

Ladies and Gentlemen:

We have acted as counsel to Appleton Papers Inc., a Delaware corporation (the “Issuer”) and the parent and subsidiaries of the Issuer listed on Schedule I hereto (the “Guarantors”) in connection with (i) the issuance and sale by the Issuer of $185,000,000 aggregate principal amount of its 8 1/8% Series A Senior Notes due 2011 and $150,000,000 aggregate principal amount of its 9 ¾% Series A Senior Subordinated Notes due 2014 (collectively, the “Old Notes”), each issued pursuant to an Indenture dated as of June 11, 2004 ( the “Indentures”) among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) and (ii) the preparation of the Issuer’s Registration Statement on Form S-4, under the Securities Act of 1933, as amended, relating to the offer by the Issuer to exchange the Old Notes for registered 8 1/8% Series B Senior Notes due 2011 and registered 9 ¾% Series B Senior Subordinated Notes due 2014 (collectively, the “Notes”), as the case may be, to be filed with the Securities and Exchange Commission.

In so acting, we have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors (collectively, the “Documents”), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the correctness of all factual representations

Board of Directors

August 19, 2004

made therein. We have further assumed, as applicable, that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to any transactions contemplated therein other than those contained in the Documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantors.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Indentures have been duly and validly authorized, executed and delivered by the Company and each of the Guarantors.

2. The Notes have been duly and validly authorized by the Company.

3. The guarantees of the Notes to be issued by the Guarantors (the “Guarantees”) have been duly and validly authorized by the Guarantor that is delivering each of such Guarantees.

The foregoing opinions are limited to the laws of the State of Wisconsin and the Delaware General Corporation Law in effect as of the date hereof as they currently apply, and we express no opinion as to the laws of any other jurisdiction, whether domestic or foreign.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform you of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons from whom consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

SCHEDULE I

GUARANTORS

Paperweight Development Corp., a Wisconsin corporation

WTA, Inc., a Delaware corporation

C & H Packaging Company, Inc., a Wisconsin corporation

American Plastics Company, Inc., a Wisconsin corporation

American Real Estate Corporation, a Wisconsin corporation

Appleton Steam, Inc., a Wisconsin corporation

BemroseBooth USA, Inc., a Georgia corporation

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